CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of the 9th day of May, 2006, by and between DEAN FOODS COMPANY, a Delaware corporation (together with its subsidiaries, the “Company”), and JACK CALLAHAN (the “Executive”).
RECITALS
     A. The Board of Directors of the Company (the “Board”) has determined that the interests of the Company will be advanced by providing the key executives of the Company with certain benefits in the event of the termination of employment of any such executive in connection with or following a Change in Control (as hereinafter defined).
     B. The Board believes that such benefits will enable the Company to continue to attract and retain competent and qualified executives, will assure continuity and cooperation of management and will encourage such executives to diligently perform their duties without personal financial concerns, thereby enhancing shareholder value and ensuring a smooth transition.
     C. The Executive is a key executive of the Company.
AGREEMENTS
     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree as follows:
     1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.
     “Affiliate” means any entity controlled by, controlling or under common control with, a person or entity.
     “Annual Pay” means the sum of (i) an amount equal to the annual base salary rate payable to the Executive by the Company at the time of termination of his or her employment plus (ii) an amount equal to the target bonus established for the Executive for the Company’s fiscal year in which his or her termination of employment occurs.
     “Cause” means the Executive’s (i) willful and intentional material breach of this Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board or the Chairman of the Board provides to the Executive (a) written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes “Cause” and (b) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as “willful” or “intentional” if the Executive reasonably believed such acts or omissions were in the best interests of the Company.
     “Change in Control” means (1) any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company’s area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of “Confidential Information.”
     “Good Reason” means any of the following events occurring, without the Executive’s prior written consent specifically referring to this Agreement, within two (2) years following a Change in Control:

     (1) (A) Any reduction in the amount of the Executive’s Annual Pay, (B) any reduction in the amount of Executive’s other incentive compensation opportunities, or (C) any significant reduction in the aggregate value of the Executive’s benefits as in effect from time to time (unless in the case of either B or C, such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its Affiliates);
     (2) (A) the removal of the Executive from the Executive’s position as Executive Vice President and Chief Financial Officer of the ultimate parent of the business of the Company or (B) any other significant reduction in the nature or status of the Executive’s duties or responsibilities;
     (3) transfer of the Executive’s principal place of employment to a metropolitan area other than that of the Executive’s place of employment immediately prior to the Change in Control; or
     (4) failure by the Company to obtain the assumption agreement referred to in Section 7 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.
     “Termination Pay” means a payment made by the Company to the Executive pursuant to Section 2(a)(ii) or Section 2(b)(ii) hereof.
     2. Benefits.
          (a) Involuntary or Constructive Termination. In the event that the Executive’s employment with the Company or its successor is terminated by the Company or its successor without Cause or by the Executive for Good Reason in connection with or within two years after a Change in Control, the Executive shall be entitled to the following payments and other benefits:
               (i) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s accrued and unpaid salary as of his or her date of termination of employment, plus (B) his or her accrued and unpaid bonus, if any, for the Company’s prior fiscal year, plus (C) an amount equal to the greater of the following, paid on a pro rata basis for the portion of the year between January 1 and the date of the Executive’s termination of employment: (x) Executive’s target bonus for the year of termination, or (y) the actual bonus to which the Executive would be entitled in the year of termination, plus (D) reimbursement for all expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy) prior to termination in connection with the business of the Company. This amount shall be paid on the date of the Executive’s termination of employment.
               (ii) The Company shall pay to the Executive a cash payment in an amount equal to three (3) times the Executive’s Annual Pay. This amount shall be paid by the Company in accordance with Section 2(e) hereof.

               (iii) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s unvested account balance under the Company’s 401(k) plan, and (B) three (3) times the amount of the most recent matching contribution that the Company paid into the Executive’s 401(k) account. This amount shall be paid as soon as administratively practicable after the date of the Executive’s termination of employment.
               (iv) The Executive and his or her eligible dependents shall be entitled for a period of two (2) years following his or her date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company’s group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Executive becomes covered under another employer’s plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Executive an amount equal to the cost of such coverage.
               (v) The Company shall pay all costs and expenses, up to a maximum of $50,000, related to outplacement services for the Executive, the provider of which shall be selected by the Executive in his or her sole discretion. This amount shall be paid directly to the provider of such services.
          (b) Voluntary Termination. If, at any time during the 13th month after a Change in Control, the Executive voluntarily terminates his or her employment with the Company for any reason, the Executive shall be entitled to receive the same payments and benefits as set forth in Sections 2(a)(i) through 2(a)(v) hereof.
          (c) Accelerated Vesting. All of the Executive’s unvested awards under the Company’s stock award plans shall automatically and immediately vest in full upon the occurrence of a Change in Control.
          (d) No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. If Executive is entitled to any severance or termination payments under any employment or other agreement (other than stock award agreements) with the Company or any of its Affiliates, the severance compensation to which Executive would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.
          (e) Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive and the Company of a valid mutual release to be prepared by the Company pursuant to which the Executive and the Company shall each mutually release each other, to the maximum extent permitted by law, from any and all claims either party may have against the other that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Mutual Release”). The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within ten (10) days following receipt by the Company of a Mutual Release which is properly executed by the Executive; provided, however, that in the event applicable law allows the Executive to revoke the Mutual Release for a period of time, and the Mutual Release is not revoked during such period, the full amount of Termination Pay shall be paid to the Executive following the expiration of such period.
     3. Excise Taxes.
          (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution (a “Payment”) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) including, without limitation, vesting of options, would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment.
          (b) Calculation of Gross-Up Payment. Subject to the provisions of paragraph (c) of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Company and the Executive. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-

Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by the Company (“Underpayment’’), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph (c) of this Section 3 and the Executive thereafter is required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by the Executive the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) Contested Taxes. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
     4. Certain Covenants by the Executive.
          (a) Covenant Not to Compete or Solicit. In consideration of the payments to be made to the Executive pursuant to this Agreement, the Executive hereby agrees that, during the term of his or her employment with the Company or any of its Affiliates and for a period of two years thereafter, he or she will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Affiliates:
               (i) Become associated with (as defined below) any company or business (other than the Company or any Affiliate of the Company) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in any geographical area in which the Company or any of its Affiliates operates;
               (ii) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Affiliates, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any of its Affiliates; or
               (iii) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any of its Affiliates to leave his or her employment with the Company or any of its Affiliates, or employ or offer to employ any employee of the Company or any of its Affiliates. For the purposes of this section, an employee of the Company or any of its Affiliates shall be deemed to be an employee of the Company or any such Affiliate while employed by the Company or such Affiliate and for a period of 60 days thereafter.
     For purposes of this Agreement, the following terms shall have the meanings indicated:
     “associated with” means to become involved or act as an owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent.
     “Customer” means all persons or entities who purchased any Relevant Product from the Company or any of its Affiliates during the term of the Executive’s employment with the Company or any such Affiliate.
     “Relevant Product(s)” means (i) milk and milk-based beverages, (ii) creams and creamers, (iii) ice cream and ice cream novelties, (iv) ice cream mix, and (v) cultured dairy products.
     Notwithstanding the foregoing, (1) the restrictions of this Section 4(a) shall terminate immediately if the Executive’s employment with the Company or any of its Affiliates is terminated by the Company or such Affiliate without Cause, and (2) the Executive is not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. The provisions of this Section 4(a) are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between the Executive and the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. The Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.
          (b) Protection of Confidential Information. The Executive agrees that he or she will not at any time during or following his or her employment by the Company, without the Company’s prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his or her own benefit. Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, the Executive will return to the Company all physical Confidential Information in the Executive’s possession.
          (c) Nondisclosure of Agreement. The Executive agrees, at all times during his or her employment by the Company, not to disclose or discuss in any manner (whether to individuals inside or outside the Company), the existence or terms of, this Agreement without the prior written consent of the Company, except to the extent required by law.
          (d) Nondisparagement. The Executive and the Company agree that, for so long as the Executive remains employed by the Company, and for a period of two years following the termination of the Executive’s employment, neither the Executive nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.
          (e) Extent of Restrictions. The Executive acknowledges that he or she has given careful consideration to the restraints imposed by this Section 4 and he or she fully agrees that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
     5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.
     6. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     7. Successors . This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.
     8. Entire Agreement. By executing this Agreement, the Executive agrees that any and all agreements executed between the Company (or any subsidiary of the Company or any predecessor of the Company or any subsidiary of the Company) and the Executive prior to the date hereof regarding benefits resulting from a Change in Control are hereby nullified and cancelled in their entirety, and this Agreement shall substitute for and fully replace any such prior agreements. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive.

     9. Notices . Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:
To the Executive:
Jack Callahan
89 Logan Road
New Canaan, CT 06840
To the Company:
DEAN FOODS COMPANY
2515 McKinney Avenue, Suite 1200, LB 30
Dallas, Texas 75201
Attn.: General Counsel
Tel.: 214-303-3400
Fax: 214-303-3499
     10. Governing Law . The provisions of this Agreement shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

DEAN FOODS COMPANY

/s/ Michelle Goolsby

Name:	MICHELLE GOOLSBY
Title:	EVP & General Counsel

/s/ JACK F. CALLAHAN JR.

JACK F. CALLAHAN JR.